UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2016

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900 Eagan, Minnesota	55121
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 18, 2016, Skyline Medical Inc. (the “Company”) received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it no longer complies with Nasdaq Listing Rule 5550(b)(1) due to the Company’s failure to maintain a minimum of $2,500,000 in stockholders’ equity (or meet alternative tests for its market value of listed securities or net income from continuing operations). The Company reported stockholders’ equity of $785,179 in its Form 10-Q for the three month period ended June 30, 2016. The current market value of the Company’s listed securities is approximately $7.4 million (which is below the $35 million Nasdaq threshold), and the Company does not meet the Nasdaq test for net income from continuing operations.

The Company’s common stock remains listed on Nasdaq under the symbol SKLN. Under Nasdaq Listing Rule 5810(c)(2), the Company has 45 days, or until October 3, 2016, to submit a plan to regain compliance. If Nasdaq accepts the plan, Nasdaq may grant an extension of up to 180 calendar days from the date of the letter, or February 14, 2017, for the Company to provide evidence of compliance. If Nasdaq does not accept the Company’s plan, Nasdaq will notify the Company that its common stock is subject to delisting. The Company will have the opportunity to appeal that decision to a Nasdaq hearings panel.

The Company intends to submit a compliance plan to Nasdaq on or before the October 3, 2016 deadline. There can be no assurance that Nasdaq will accept the compliance plan or, if accepted, that the Company will be able to regain compliance with the stockholders’ equity requirement or meet the alternatives of market value of listed securities or net income from continuing operations, or otherwise maintain compliance with the other listing requirements. The Company’s compliance plan will likely contain plans to raise additional capital through an equity offering or some other transaction that would require issuing equity securities. At the Company’s Special Meeting of Stockholders on September 15, 2016 (the “Special Meeting”), the stockholders are considering a proposal to increase its authorized common stock from 100 million shares to 200 million shares. The Company believes that stockholder approval of this increase in its authorized common stock will be necessary to allow the Company to submit an adequate compliance plan to Nasdaq.

Also, as previously reported, on April 13, 2016, the Company received a letter from the Staff informing the Company that because the closing bid price for the Company’s common stock listed on Nasdaq was below $1.00 for 30 consecutive trading days, the Company does not comply with the minimum closing bid price requirement for continued listing on The Nasdaq Capital Market under Nasdaq Marketplace Rule 5550(a)(2), requiring a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”). In accordance with Nasdaq’s Marketplace Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until October 10, 2016, to regain compliance with the Minimum Bid Price Requirement. If at any time before October 10, 2016, the bid price of the Company’s common stock closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the Minimum Bid Price Requirement. The April 13, 2016 letter also disclosed that in the event the Company does not regain compliance with the Minimum Bid Price Requirement by October 10, 2016, the Company may be eligible for additional time, as described in the Company’s Form 8-K report filed on April 18, 2016.

At the Special Meeting, the Company’s stockholders are considering a proposal to effect a reverse stock split of its common at a ratio of between one-for-two and one-for-25 and a proportionate decrease in the number of authorized shares of common stock. The Company believes that stockholder approval of this authority to effect a reverse split will be necessary to allow the Company to satisfy the Minimum Bid Price Requirement within the required time frame.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

skyline medical inc.

By:	/s/ Bob Myers
Bob Myers
Chief Financial Officer

Date: August 19, 2016